Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into April 28, 2008 (the “Effective Date”), by and between Sprint Nextel Corporation, a Kansas corporation (the “Company”) on behalf of itself and any of its subsidiaries, affiliates and related entities, and Steven L. Elfman (the “Executive”) (the Company and the Executive, collectively, the “Parties,” and each, a “Party”). Certain capitalized terms are defined in Section 29.

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as President - Network Operations and Wholesale and the Executive desires to accept such employment,;

WHEREAS, the Executive and the Company desire to enter into this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Employment.

(a) The Company will employ the Executive and the Executive will be employed by the Company upon the terms and conditions set forth herein.

(b) The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Code of Conduct, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Term. Subject to termination under Section 9, the Executive’s employment shall be for an initial term of 24 months commencing on the Effective Date and shall continue through the second anniversary of the Effective Date (the “Initial Employment Term”). At the end of the Initial Employment Term and on each succeeding anniversary of the Effective Date, the Employment Term will be automatically extended by an additional 12 months (each, a “Renewal Term”), unless not less than 12 months prior to the end of the Initial Employment Term or any Renewal Term, either the Executive or the Company has given the other written notice (in accordance with Section 20) of nonrenewal. The Executive shall provide the Company with written notice of his intent to terminate employment with the Company at least 30 days prior to the effective date of such termination.

3. Position and Duties of the Executive.

(a) The Executive shall serve as President of Network Operations and Wholesale, and agrees to serve as an officer of any enterprise and/or agrees to be an employee of any Subsidiary as may be requested from time to time by the Board of Directors of the Company (the “Board”), any committee or person delegated by the Board or the Chief Executive Officer of the Company (the “Chief Executive Officer”). In such capacity, the Executive shall report directly to the Chief Executive Officer of the Company or such other officer of the Company as may be designated by the Chief Executive Officer. The Executive shall have such duties, responsibility and authority as may be assigned to the Executive from time to time by the Chief Executive Officer, the Board or such other officer of the Company as may be designated by the Chief Executive Officer or the Board.

(b) During the Employment Term, the Executive shall, except as may from time to time be otherwise agreed to in writing by the Company, during reasonable vacations (as set forth in Section 7 hereof) and authorized leave and except as may from time to time otherwise be permitted pursuant to Section 3(c), devote his best efforts, full attention and energies during his normal working time to the business of the Company, any duties as may be delineated in the Company’s Bylaws for the Executive’s position and title and such other related duties and responsibilities as may from time to time be reasonably prescribed by the Board, any committee or person designated by the Board, or the Chief Executive Officer, in each case, within the framework of the Company’s policies and objectives.

(c) During the Employment Term, and provided that such activities do not contravene the provisions of Section 3(a) or Sections 10, 11, 12 or 13 hereof and, provided further, the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs and, subject to the prior approval of the Chief Executive Officer serve as a member of the governing board of any such organization or any private or public for-profit company. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay to the Executive an annual base salary of $650,000 (the “Base Salary”), which Base Salary shall be payable at the times and in the manner consistent with the Company’s general policies regarding compensation of the Company’s senior executives. The Base Salary will be reviewed periodically by the Chief Executive Officer and may be increased (but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives) from time to time in the Chief Executive Officer’s sole discretion.

(b) Incentive Compensation. The Executive will be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives, including, but not limited to, the STIP and the LTSIP. Incentive compensation shall be paid in accordance with the terms and conditions of the applicable plans, programs and arrangements.

(i) Annual Performance Bonus. During the Employment Term, the Executive shall be entitled to participate in the STIP, with such opportunities as may be determined by the Chief Executive Officer in his sole discretion

(“Target Bonuses”), and as may be increased (but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives) from time to time, and the Executive shall be entitled to receive full payment of any award under the STIP, determined pursuant to the STIP (a “Bonus Award”).

(ii) Long-Term Performance Bonus. During the Employment Term, the Executive shall be entitled to participate in the LTSIP with such opportunities, if any, as may be determined by the Chief Executive Officer (“LTSIP Target Award Opportunities”).

(iii) Incentive bonuses, if earned, shall be paid when incentive compensation is customarily paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements.

(iv) Pursuant to the Company’s applicable incentive or bonus plans as in effect from time to time, the Executive’s incentive compensation during the term of this Agreement may be determined according to criteria intended to qualify as performance-based compensation under Section 162(m) of the Code.

(c) Equity Compensation. The Executive shall be eligible to participate in such equity incentive compensation plans and programs as the Company generally provides to its senior executives, including, but not limited to, the LTSIP. During the Employment Term, the Compensation Committee may, in its sole discretion, grant equity awards to the Executive, which would be subject to the terms of the respective award agreements evidencing such grants and the applicable plan or program.

(i) Sign-on Option Award. The Compensation Committee hereby authorizes the grant to the Executive, as of the Effective Date, of an option right (“the Sign-On Option Award”) to purchase 435,730 shares of Common Stock at an option price equal to 120% of the Market Value Per Share on the Date of Grant. The Sign-On Option Award will be subject to the terms and conditions of the option agreement attached hereto as Exhibit A. Subject to the terms and conditions of the option agreement, the Sign-On Option Award shall vest on the second anniversary of the Date of Grant. Except as otherwise provided in the Executive’s award agreement evidencing the Sign-On Option Award, the Sign-On Option Award will be governed by provisions of the LTSIP.

(ii) Sign-On RSU Award. On the effective date the Compensation Committee will grant to the Executive 129,032 restricted stock units (the “Sign-On RSU Award”). The Sign-On RSU Award will be subject to the terms and conditions of the restricted stock award agreement evidencing such grant attached here to as Exhibit B and shall vest on the second anniversary of the Date of Grant. Except as otherwise provided in the Executive’s award agreement evidencing the Sign-On RSU Award, the Sign-On RSU Award will be governed by provisions of the LTSIP.

(iii) 2008 LTSIP. Subject to approval by the Compensation Committee, the Executive will be eligible to participate in the 2008 LTSIP at a target award of $3,000,000.

5. Benefits.

(a) During the Employment Term, the Company shall make available to the Executive, subject to the terms and conditions of the applicable plans, participation for the Executive and his eligible dependents in: (i) Company-sponsored group health, major medical, dental, vision, pension and profit sharing, 401(k) and employee welfare benefit plans, programs and arrangements (the “Employee Plans”) and such other usual and customary benefits in which senior executives of the Company participate from time to time, and (ii) such fringe benefits and perquisites as may be made available to senior executives of the Company as a group.

(b) The Executive acknowledges that the Company may change its benefit programs from time to time which may result in certain benefit programs being amended or terminated for its senior executives generally.

6. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the Company’s Enterprise Financial Services—Employee Travel and Expense Policy, as may be amended from time to time, or any successor policy, plan program or arrangement thereto and any other of its expense policies applicable to senior executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies. Any reimbursement or provision of in-kind benefits made during the Executive’s lifetime pursuant to the terms of this Section 6 shall be made not later than December 31st of the year following the year in which the Executive incurs the expense; provided, however, that in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 6 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

7. Vacation. In addition to such holidays, sick leave, personal leave and other paid leave as is allowed under the Company’s policies applicable to senior executives generally, the Executive shall be entitled to participate in the Company’s vacation policy in accordance with the Company’s policy generally applicable to senior executives. The duration of such vacations and the time or times when they shall be taken will be determined by the Executive in consultation with the Company.

8. Place of Performance. In connection with his employment by the Company, the Executive shall be based at the principal executive offices of the Company in the vicinity of Overland Park, Kansas (the “Place of Performance”), except for travel reasonably required for Company business. If the Company relocates the Executive’s place of work more than 50 miles from his place of work prior to such relocation, the Executive shall relocate to a residence within (a) 50 miles of such relocated executive offices or (b) such total miles that does not exceed the total number of miles the Executive commuted to his place of work prior to relocation of the Executive’s place of work. To the extent the Executive relocates his residence as provided in this Section 8, the Company will pay or reimburse the Executive’s relocation expenses in accordance with the Company’s relocation policy applicable to senior executives. Any reimbursement or provision of in-kind benefits made during the Executive’s lifetime pursuant to the terms of this Section 8 shall be made not later than December 31st of the year following the year in which the Executive incurs the expense. In no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 8 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

9. Termination.

(a) Termination by the Company for Cause or Resignation by the Executive Without Good Reason. If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns without Good Reason, the Executive shall not be eligible to receive Base Salary or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation except for the right to receive accrued but unpaid cash compensation and vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

(b) Termination by the Company Without Cause or Resignation by the Executive for Good Reason outside of the CIC Severance Protection Period. If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause or the Executive terminates for Good Reason prior to or following expiration of the CIC Severance Protection Period, the Executive shall be entitled to receive from the Company: (1) the Executive’s accrued, but unpaid, Base Salary through the date of termination of employment, payable in accordance with the Company’s normal payroll practices, and (2) conditioned upon the Executive delivering to the Company a release in a form reasonably satisfactory to the Company (the “Release”) within 21 days after termination of the Executive’s employment, with all periods for revocation expired (the “Release Effective Date”), in full satisfaction of the Executive’s rights and any benefits the Executive might be entitled to under the Separation Plan and this Agreement, unless otherwise specified, during the Payment Period, the Executive shall be entitled to:

(i) receive from the Company periodic payments equal to his Base Salary in effect prior to the termination of his employment, which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive at the time of termination for the duration of the Payment Period, and each such payment shall be a separate payment and not one of a series of payments for purposes of Section 409A of the Code;

(ii) (A) receive a pro rata payment of the Bonus Award for the portion of the Company’s fiscal year prior to the date of termination of his employment; (B) receive a pro rata payment of the Capped Bonus Award for the portion of the Company’s fiscal year following the date of termination of his employment; (C) receive for the next fiscal year following the fiscal year during which termination of his employment occurs, the Capped Bonus Award; and (D) receive payment of a pro rata portion of the Capped Bonus Award for the second year following the fiscal year during which the Executive’s employment terminates (for purposes of this Section 9(b)(ii), any pro rata payment shall be determined based on the methodology for determining pro rated awards under the STIP, each such payment shall be payable in accordance with the provisions of the STIP and each such payment shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code); provided, however, that to the extent the Executive’s employment is terminated for Good Reason due to a reduction of the Executive’s Target Bonus, in accordance with Section 29(x)(ii), the Executive’s Target Bonus for the purposes of this Section 9(b)(ii) shall be the Executive’s Target Bonus immediately prior to such reduction

(iii) continued participation in the Company’s group health plans at then-existing participation and coverage levels for the number of months equal to the period of continuation coverage the Executive would be entitled to pursuant to Section 4980B of the Code, in accordance with Section 409A of the Code, comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements and the Company shall deduct for each payment payable to the Executive pursuant to Section 9(b)(i), the amount of any employee contributions necessary to maintain such coverage for such period, except that (A) subject to Section 9(b)(iv), following such period, the Executive shall retain any rights to continue coverage under the Company’s group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; (B) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(iii) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer; and (C) the Company will not provide for cash in lieu of benefits under this Section 9(b)(iii);

(iv) continued participation at the Executive’s sole cost in the Company’s group health plans at then-existing participation and coverage levels for the six-month period following the period of continuation coverage the Executive would be entitled to, if any, pursuant to Section 9(b)(iii) above, in accordance with Section 409A of the Code, comparable to the terms in effect from time to time for the Company’s senior executives, but only to the extent that the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month commencing with the first calendar month of the six-month period following the period of continuation coverage specified in Section 9(b)(iii), and the Company shall reimburse the Executive, in accordance with the terms of Section 6 hereof, for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage and each payment pursuant to this Section 9(b)(iv) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A, except that (A) following such period, the Executive shall retain any rights to continue coverage under the Company’s group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; (B) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(iv) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer; and (C) the Company will not provide for cash in lieu of benefits under this Section 9(b)(iv);

(v) continued participation in the Company’s employee life insurance plans at then-existing participation and coverage levels for the 24 months following the Release Effective Date, comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements and the Company shall deduct for each payment payable to the Executive pursuant to Section 9(b)(i), the amount of any employee contributions necessary to maintain such coverage for such period, except that (A) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(v) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer; and (C) the Company will not provide for cash in lieu of benefits under this Section 9(b)(v); and

(vi) receive outplacement services by a firm selected by the Company at its expense in an amount not to exceed $35,000, and the Company will not provide for cash in lieu of this benefit; provided, however, that all such outplacement services must be completed, and all payments by the Company must be made, by December 31st of the second calendar year following the calendar year in which the Executive’s separation from service occurs.

Notwithstanding anything in this Section 9(b) to the contrary, to the extent the Executive has not signed the Release with all periods for revocation expired as provided in this Section 9(b) and the Release, such determination to be made at the conclusion of the applicable revocation period, the Executive will forfeit any right to receive the payments and benefits specified in this Section 9(b).

(c) Termination by the Company Without Cause or Resignation by the Executive for Good Reason During the CIC Severance Protection Period. If prior to the expiration of the Employment Term and during the CIC Severance Protection Period, the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, subject to the terms and conditions of the CIC Severance Plan, the Executive shall be entitled to severance compensation and benefits pursuant to the terms of the CIC Severance Plan. To the extent that the Executive is not a Participant in the CIC Severance Plan at the time of termination, the Executive shall be entitled to severance compensation and benefits pursuant to the terms of Section 9(b).

(d) Termination by Death. If the Executive dies during the Employment Term, the Executive’s employment will terminate and the Executive’s beneficiary or if none, the Executive’s estate, shall be entitled to receive from the Company, the Executive’s accrued, but unpaid Base Salary through the date of termination of employment and any vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

(e) Termination by Disability. If the Executive becomes Disabled, prior to the expiration of the Employment Term, the Executive’s employment will terminate and the Executive shall be entitled to:

(i) receive periodic payments equal to his Base Salary in effect prior to the termination of his employment, which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive at the time of termination for 12 months (reduced by any amounts paid under a long-term disability plan (“LTD Plan”) now or hereafter sponsored by the Company (calculated on a monthly basis)); provided, however, that in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and determined in accordance with procedures adopted by the Company), any such payments that constitutes deferred compensation within the meaning of Section 409A of the Code will not commence until earliest to occur of (A) the first business day of the seventh month following the date of the Executive’s “separation from service” or (B) death, except that the Executive on such date will be paid a lump-sum cash payment equal to the aggregate amount of any such payments that constitutes deferred compensation within the meaning of Section 409A of the Code that the Executive would have been entitled to receive during the six-month period following the Executive’s “separation from service”, and the Executive shall receive the remaining payments for six months payable in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive at the time of termination commencing on the first business day of the seventh month following the date of the Executive’s “separation from service,” as specified in this Section 9(e)(i), and each payment pursuant to this Section 9(e)(i) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A; and

(ii) continued participation in the Company’s group health plans at then-existing participation and coverage levels for 12 months comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements; provided, however, that the Company will not provide for cash in lieu of these benefits under this Section 9(e)(ii); provided further that if the Executive would not be eligible for participation under the Company’s group health plans but for this Section 9(e)(ii), such continued participation will be at the Executive’s sole cost and only to the extent the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month of such coverage, and the Company shall reimburse the Executive, in accordance with the terms of Section 6 hereof, for the amount of such premiums, and each payment pursuant to this Section 9(e)(ii) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A.

(f) No Mitigation Obligation. No amounts paid under Section 9 will be reduced by any earnings that the Executive may receive from any other source. The Executive’s coverage under the Company’s medical, dental, vision and employee life insurance plans will terminate as of the date that the Executive is eligible for comparable benefits from a new employer. The Executive shall notify the Company within 30 days after becoming eligible for coverage of any such benefits.

(g) Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder shall be forfeited to the extent of any amounts payable after any breach of Section 10, 11, 12, 13 or 15 by the Executive.

10. Confidential Information; Statements to Third Parties.

(a) During the Employment Term and on a permanent basis upon and following termination of the Executive’s employment, the Executive acknowledges that:

(i) all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) or maintained in the mind or memory of the Executive and whether compiled or created by the Company, any of its Subsidiaries or any affiliates of the Company or its Subsidiaries (collectively, the “Company Group”), which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, of a proprietary, private, secret or confidential (including, without exception, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) nature concerning the Company Group’s business, business relationships or financial affairs (collectively, “Proprietary Information”) shall be the exclusive property of the Company Group.

(ii) the Proprietary Information of the Company Group gained by the Executive during the Executive’s association with the Company Group was or will be developed by and/or for the Company Group through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company Group;

(iii) reasonable efforts have been put forth by the Company Group to maintain the secrecy of its Proprietary Information;

(iv) such Proprietary Information is and will remain the sole property of the Company Group; and

(v) any retention or use by the Executive of Proprietary Information after the termination of the Executive’s services for the Company Group will constitute a misappropriation of the Company Group’s Proprietary Information.

(b) The Executive further acknowledges and agrees that he will take all affirmative steps reasonably necessary or required by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company.

(c) The Executive further agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing or constituting Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, regardless of medium, shall be and are the exclusive property of the Company to be used by him/her only in the performance of his duties for the Company. All such materials or copies thereof and all tangible things and other property of the Company Group in the Executive’s custody or possession shall be delivered to the Company (to the extent the Executive has not already returned) in good condition, on or before five business days subsequent to the earlier of: (i) a request by the Company or (ii) the Executive’s termination of employment for any reason or Cause, including for nonrenewal of this Agreement, Disability, termination by the Company or termination by the Executive. After such delivery, the Executive shall not retain any such materials or portions or copies thereof or any such tangible things and other property and shall execute any statements or affirmations of compliance under oath that the Company may require.

(d) The Executive further agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 10(a), 10(b) and 10(c) above, and his obligation to return materials and tangible property, set forth in Section 10(c) above, also extends to such types of information, materials and tangible property of customers of the Company Group, consultants for the Company Group, suppliers to the Company Group, or other third parties who may have disclosed or entrusted the same to the Company Group or to the Executive.

(e) The Executive further acknowledges and agrees that he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Proprietary Information of the Company Group without limitation as to when or how the Executive may have acquired such Proprietary Information and that he will not disclose any Proprietary Information to any person or entity other than appropriate employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval of the Board, either during or after his employment with the Company.

(f) Further the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Company Group has become, through no fault of the Executive, generally known to the public. In the event that the Executive is required by law, regulation, or court order to disclose any of the Company Group’s Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that is legally required, and the Executive will exercise all legal efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information.

(g) The Executive’s obligations under this Section 10 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company’s policies, general legal or equitable principles or statutes.

(h) During the Employment Term and following his termination of employment:

(i) the Executive shall not, directly or indirectly, make or cause to be made any statements, including but not limited to, comments in books or printed media, to any third parties criticizing or disparaging the Company Group or commenting on the character or business reputation of the Company Group. Without the prior written consent of the Board, unless otherwise required by law, the Executive shall not (A) publicly comment in a manner adverse to the Company Group concerning the status, plans or prospects of the business of the Company Group or (B) publicly comment in a manner adverse to the Company Group concerning the status, plans or prospects of any existing, threatened or potential claims or litigation involving the Company Group;

(ii) the Company shall comply with its policies regarding public statements with respect to the Executive and any such statements shall be deemed to be made by the Company only if made or authorized by a member of the Board or a senior executive officer of the Company; and

(iii) nothing herein precludes honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities.

(i) The Executive acknowledges and agrees that a violation of the foregoing provisions of this Section 10 would cause irreparable harm to the Company Group, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this

Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 9(g), and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

11. Non-Competition. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period:

(a) The Executive covenants and agrees that the Executive will not, directly or indirectly, engage in any activities on behalf of or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise. The Executive’s ownership of less than one percent (1%) of any class of stock in a publicly traded corporation shall not be a breach of this paragraph.

(b) A “Competitor” is any entity doing business directly or indirectly (e.g., as an owner, investor, provider of capital or otherwise) in the United States including any territory of the United States (the “Territory”) that provides products and/or services that are the same or similar to the products and/or services that are currently being provided at the time of Executive’s termination or that were provided by the Company Group during the two-year period prior to the Executive’s separation from service with the Company Group.

(c) The Executive acknowledges and agrees that due to the continually evolving nature of the Company Group’s industry, the scope of its business and/or the identities of Competitors may change over time. The Executive further acknowledges and agrees that the Company Group markets its products and services on a nationwide basis, encompassing the Territory and that the restrictions imposed by this covenant, including the geographic scope, are reasonably necessary to protect the Company Group’s legitimate interests.

(d) The Executive covenants and agrees that should a court at any time determine that any restriction or limitation in this Section 11 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

12. Non-Solicitation. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period, the Executive hereby covenants and agrees that he shall not, directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following:

(a) hire or employ or assist in hiring or employing any person who was at any time during the last 18 months of the Executive’s employment an employee, representative or agent of any member of the Company Group or solicit, aid, induce or attempt to solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;

(b) induce any person who is an employee, officer or agent of the Company Group, or any of its affiliated, related or subsidiary entities to terminate such relationship;

(c) solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180-day period prior to termination of the Executive’s employment for purposes of business which is competitive to the Company Group within the Territory; or

(d) solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner.

(e) For purposes of this Section 12, the term “solicit or persuade” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his employment, (iii) referring employees of the Company Group to personnel or agents employed by competitors, suppliers or customers of the Company Group, and (iv) initiating communications with any person or entity relating to a possible Change in Control.

13. Developments.

(a) The Executive acknowledges and agrees that he will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, mask works, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company’s business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company’s business and are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

(b) The Executive further agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right. This Section 13(b) shall not apply to Developments that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company’s business, or actual or demonstrably anticipated research or development. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any Territory which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 13(b) shall be interpreted not to apply to any invention which a court rules or the Company agrees falls within such classes.

(c) The Executive further agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments. The Executive shall not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation. The Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development.

(d) The Executive further acknowledges and agrees that if the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the Executive’s agent and attorney-in-fact, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

14. Remedies. The Executive and the Company agree that the covenants contained in Sections 10, 11, 12 and 13 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under Sections 10, 11, 12 and 13 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 14 or in any way affecting the right of the Company to seek equitable remedies hereunder, in the event that the Executive breaches any of the provisions of Sections 10, 11, 12 or 13 or engages in any activity that would constitute a breach save for the Executive’s action being in a state where any of the provisions of Sections 10, 11, 12, 13 or this Section 14 is not enforceable as a matter of law, then the Company’s obligation to pay any remaining severance compensation and benefits that has not already been paid to Executive pursuant to Section 9 shall be terminated and within ten days of notice of such termination of payment, the Executive shall return all severance compensation and the value of such benefits, or profits derived or received from such benefits.

15. Continued Availability and Cooperation.

(a) Following termination of the Executive’s employment, the Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company. Cooperation will include, but is not limited to:

(i) Making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b) The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment. Any reimbursement or provision of in-kind benefits made during the Executive’s lifetime pursuant to the terms of this Section 15(b) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense. In no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 15(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

16. Dispute Resolution.

(a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, either Party shall refer the dispute to binding arbitration, which shall be the exclusive forum for resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and governed by Kansas law. The arbitration shall be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the Parties, and in the location where the Executive worked during the six months immediately prior to the request for arbitration if that location is in Kansas or Virginia, and if not, the location will be Kansas, unless the Parties agree otherwise.

(b) The Parties agree that each will bear their own costs and attorneys’ fees. The arbitrator shall not have authority to award attorneys’ fees or costs to any Party.

(c) The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.

(d) Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 10, 11, 12 and 13 of this Agreement will be subject to arbitration under this Section 16, but will instead be subject to determination in a court of competent jurisdiction in Kansas, which court shall apply Kansas law consistent with Section 21 of this Agreement, where either Party may seek injunctive or equitable relief.

17. Other Agreements. No agreements (other than the agreements evidencing any grants of equity awards) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

18. Withholding of Taxes. The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

19. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company, except that the Company may assign and transfer this Agreement and delegate its duties thereunder to a wholly owned Subsidiary.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a) and 19(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 19(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

20. Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

21. Governing Law and Choice of Forum.

(a) This Agreement will be construed and enforced according to the laws of the State of Kansas, without giving effect to the conflict of laws principles thereof.

(b) To the extent not otherwise provided for by the Section 16 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in Overland Park, Johnson County, Kansas, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph. Further, the Executive and the Company hereby expressly waive any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

22. Validity/Severability. If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

23. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 10, 11, 12, 13, 14, 15, 16, 18, 22 and 26 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment.

24. Representations and Acknowledgements.

(a) The Executive hereby represents that he is not subject to any restriction of any nature whatsoever on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer, any covenant not to disclose or use any non-public information acquired during the course of any former employment or any covenant not to solicit any customer of any former employer.

(b) The Executive hereby represents that, except as he has disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(c) The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data the Executive acquired in confidence or in trust prior to his employment with the Company, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

(d) The Executive acknowledges that he will not be entitled to any consideration or reimbursement of legal fees in connection with execution of this Agreement.

(e) The Executive hereby represents and agrees that, during the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 10, 11, 12 and 13 of this Agreement and provide the offeror a copy thereof. The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the persons or entities described in this Section 24(e) and to make such persons aware of the Executive’s obligations under this Agreement.

25. Compliance with Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with the Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with the Agreement.

26. Amendment; Waiver. Except as otherwise provided herein, his Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both Parties hereto. No waiver by either Party at any time of any breach by the other Party hereto or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

28. Headings. Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

29. Defined Terms.

(a) “Agreement” has the meaning set forth in the preamble.

(b) “Base Salary” has the meaning set forth in Section 4(a).

(c) “Board” has the meaning set forth in Section 3(a).

(d) “Bonus Award” has the meaning set forth in Section 4(b)(i).

(e) “Bylaws” means the Amended and Restated Sprint Nextel Corporation Bylaws, as may be amended from time to time.

(f) “Capped Bonus Award” shall mean the lesser of the annual Target Bonus or actual performance for such fiscal year in accordance with the then existing terms of the STIP, which shall not be payable until the Compensation Committee has determined that any incentive targets have been achieved and the subsequent designated payout date has arrived.

(g) “Cause” shall mean:

(i) any act or omission constituting a material breach by the Executive of any provisions of this Agreement

(ii) the willful failure by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not performed his duties, if, within 30 days of such demand, the Executive fails to cure any such failure capable of being cured;

(iii) any intentional act or misconduct materially injurious to the Company or any Subsidiary, financial or otherwise, or including, but not limited to, misappropriation, fraud including with respect to the Company’s accounting and financial statements, embezzlement or conversion by the Executive of the Company’s or any of its Subsidiary’s property in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(iv) the conviction (or plea of no contest) of the Executive for any felony or the indictment of the Executive for any felony including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(v) the commission of any intentional or knowing violation of any antifraud provision of the federal or state securities laws;

(vi) the Board reasonably believes in its good faith judgment that the Executive has committed any of the acts referred to in this Section 29(g)(v);

(vii) there is a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses) which commission is materially inimical to the interests of the Company or any Subsidiary, whether for his personal benefit or in connection with his duties for the Company or any Subsidiary;

(viii) current alcohol or prescription drug abuse affecting work performance;

(ix) current illegal use of drugs; or

(x) violation of the Company’s Code of Conduct, with written notice of termination by the Company for Cause in each case provided under this Section 29(g).

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(h) “Change in Control” has the meaning set forth in the CIC Severance Plan.

(i) “Chief Executive Officer” has the meaning set forth in Section 3(a).

(j) “CIC Severance Plan” means the Company’s Change in Control Severance Plan, as may be amended from time to time, or any successor plan, program or arrangement thereto.

(k) “CIC Severance Protection Period” has the meaning set forth in the CIC Severance Plan.

(l) “Certificate of Incorporation” means the Amended and Restated Articles of Incorporation of Sprint Nextel Corporation, as may be amended from time to time.

(m) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS Interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(n) “Company” has the meaning set forth in the preamble.

(o) “Company Group” has the meaning set forth in Section 10(a)(i).

(p) “Compensation Committee” means the Human Capital and Compensation Committee of the Board.

(q) “Competitor” has the meaning set forth in Section 11(b).

(r) “Developments” has the meaning set forth in Section 13(a).

(s) “Disability” or “Disabled” shall mean:

(i) the Executive’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for six months as determined by the Board in its reasonable discretion, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; and, further,

(ii) the Executive becomes eligible to receive benefits under the LTD Plan;

provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive. The costs of such qualified medical doctor shall be paid for by the Company.

(t) “Effective Date” has the meaning set forth in the preamble.

(u) “Employee Plans” has the meaning set forth in Section 5(a).

(v) “Employment Term” means the Initial Employment Term and any Renewal Term.

(w) “Executive” has the meaning set forth in the preamble.

(x) “Good Reason” means the occurrence of any of the following without the Executive’s written consent, unless within 30 days of the Executive’s written notice of termination of employment for Good Reason, the Company cures any such occurrence:

(i) the Company’s material breach of this Agreement;

(ii) a material reduction in the Executive’s Base Salary, as set forth in Section 4(a), or Target Bonus, as set forth in Section 4(b)(i) (that is not in either case agreed to by the Executive), as compared to the corresponding circumstances in place on the Effective Date as may be increased pursuant to Section 4, except for across-the-board reductions generally applicable to all senior executives; or

(iii) relocation of the Executive’s principal place of work more than 50 miles without the Executive’s consent.

Any occurrence of Good Reason shall be deemed to be waived by the Executive unless the Executive provides the Company written notice of termination of employment for Good Reason within 60 days of the event giving rise to Good Reason.

(y) “Initial Employment Term” has the meaning set forth in Section 2.

(z) “JAMS” has the meaning set forth in Section 16.

(aa) “LTD Plan” has the meaning set forth in Section 9(e).

(bb) “LTSIP” means the Company’s 2007 Omnibus Incentive Plan, effective May 8, 2007 as may be amended from time to time, or any successor plan, program or arrangement thereto.

(cc) “LTSIP Target Award Opportunities” has the meaning set forth in Section 4(b)(ii).

(dd) “Parties” has the meaning set forth in the recitals.

(ee) “Party” has the meaning set forth in the recitals.

(ff) “Payment Period” means the 24 month period following the latest of: (i) the date specified in this Agreement, (ii) the Executive’s “separation from service” with the Company or (iii) if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and determined in accordance with procedures adopted by the Company), with respect to any amounts payable that constitutes deferred compensation within the meaning of Section 409A of the Code, the first business day of the seventh month following the date of the Executive’s “separation from service” with the Company; except that, in the case clause (iii) applies, on such date, the Executive will be paid a lump-sum cash payment equal to the aggregate amount of any such payments that constitutes deferred compensation (within the meaning of Section 409A of the Code) the Executive would have been entitled to receive during the six-month period following the Executive’s “separation from service,” and the Executive’s Payment Period shall then be the 18 month period commencing on such first business day of the seventh month following the Executive’s “separation from service.” “Separation from service” has the meaning ascribed to such phrase in Code Section 409A.

(gg) “Place of Performance” has the meaning set forth in Section 8.

(hh) “Proprietary Information” has the meaning set forth in Section 10(a)(i).

(ii) “Release” has the meaning set forth in Section 9(b).

(jj) “Release Effective Date” has the meaning set forth in Section 9(b).

(kk) “Renewal Term” has the meaning set forth in Section 2.

(ll) “Restricted Period” means the 24 month period following the Executive’s date of termination of employment with the Company for any reason or Cause, including for nonrenewal of this Agreement, Disability, termination by the Company or termination by the Executive.

(mm) “Separation Plan” means the Company’s Separation Plan Amended and Restated Effective August 13, 2006, as may be amended from time to time or any successor plan, program, arrangement or agreement thereto.

(nn) “STIP” means Section 8 of the Company’s Omnibus Incentive Plan, effective May 8, 2007, as may be amended from time to time, or any successor plan, program or arrangement thereto.

(oo) “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest.

(pp) “Target Bonuses” has the meaning set forth in Section 4(b)(i).

(qq) “Territory” has the meaning set forth in Section 11(b).

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

SPRINT NEXTEL CORPORATION

By:	/s/ Sandra J. Price
Sandra J. Price
Senior Vice President – Human Resources

/s/ Steve Elfman
Steven L. Elfman

Exhibit A

Stock Option Award Agreement

Sign-On Award

Throughout this Award Agreement we sometimes refer to Sprint Nextel Corporation and its subsidiaries as “we” or “us.”

1. Award of Option Right

The Human Capital and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Sprint Nextel granted you an Option Right to purchase from us 435,730 shares of Series 1 common stock, par value $2.00 per share of Sprint Nextel (the “Common Stock”) at an Option Price of $9.47 per share. The Option Right is governed by the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the “Plan”) and is subject to the terms and conditions described in this Award Agreement. The Option Right is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”).

2. When the Option Right Becomes Exercisable

Your Option Right becomes exercisable on the second anniversary of the Date of Grant, conditioned upon you continuously serving as our employee through that vesting date. You will forfeit the unvested shares under your Option Right if your service with us ends for any reason, unless vesting accelerates as described in paragraph 3 below.

3. Acceleration of Vesting

Unvested shares under your Option Right may become vested before the time at which they would normally become vested by the passage of time — that is, the vesting may accelerate. Accelerated vesting can apply in the four circumstances described below.

Event	Condition for acceleration	Effective date of acceleration
Death	If you die before your Termination Date	Death

Disability	If you have a termination of employment under circumstances that would make you eligible for benefits under the company’s long-term disability plan	Your Termination Date

Termination Without Cause or Resignation with Good Reason	If you are involuntary terminated without Cause or you resign for Good Reason under circumstances that you receive severance benefits under Section 9(b) of your Employment Agreement	The date of your involuntary termination (i.e., last day worked)

Termination Date means your termination of employment, or if, after your involuntary termination you receive severance from us paid according to our payroll cycle (i.e., not in a lump sum), Termination Date means the last day of your severance pay period.

4. Exercise of Option Right

To the extent it has vested, you may exercise your Option Right under this Award in whole or in part at the time or times as permitted by the Plan if the Option Right has not otherwise expired, been forfeited or terminated. To exercise you must:

•	deliver a written election under procedures established by the Treasurer of Sprint Nextel (including by approved electronic medium) and

•	pay the Option Price.

You may pay the Option Price by

•	check or by wire transfer of immediately available funds,

•	actual or constructive transfer of shares of Common Stock you have owned for at least six months having a market value on the Exercise Date equal to the total Option Price, or

•	any combination of cash, shares of Common Stock and other consideration as the Compensation Committee may permit.

If you pay the Option Price by delivery of funds or shares of Common Stock, the value per share for purposes of determining your taxable income from such an exercise will be the Market Value Per Share of the Common Stock on the immediately preceding day before the exercise except that we will use the average of the high and low prices on that date in lieu of the closing price.

To the extent permitted by law, you may pay the Option Price from the proceeds of a sale through a broker designated by the Treasurer of Sprint Nextel. The Market Value Per Share for purposes of determining your taxable income from such an exercise will be the actual price at which the broker sold the shares.

5. Expiration of Option Right

Unless terminated earlier in accordance with the terms of this Award Agreement or the Plan, the Option Right granted herein will expire at 4:00 P.M., U.S. Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). If the tenth anniversary of the Grant Date, however, is a Saturday, Sunday or any other day on which the market on which our Common Stock trades is closed (a “Non-Business Day”), then the Expiration Date will occur at 4:00 P.M., U.S. Eastern Time, on the first business day before the tenth anniversary of the Grant Date.

6. Effect of your Termination of Employment

The length of time you have to exercise your vested Option Right after your termination of employment from us depends on the reason for your termination. The table below describes the post-termination exercise period for the various termination reasons. In no event, however, may you exercise your Option Right after the Expiration Date.

Termination Event	Time to Exercise Vested Options
Resignation	May exercise up to 90 days after your Termination Date

Death *	May exercise up to 12 months after your Termination Date

Disability *	May exercise up to 60 months after your termination of employment under circumstances that would make you eligible for benefits under the company’s long-term disability plan

Early Retirement (i.e., on your Termination Date you would be eligible to commence early or special early retirement benefits under the Sprint Retirement Pension Plan whether or not you are a participant in that plan)	May exercise up to 60 months after your Termination Date

Involuntary termination (not for Cause) not in connection with a Change in Control	May exercise up to: • 90 days after your Termination Date, or • 60 months after your Termination Date if you are eligible for Early Retirement on your Termination Date

Involuntary termination (not for Cause) during the CIC Severance Protection Period *	May exercise up to: • 90 days after your Termination Date, or • 60 months after your Termination Date if you are eligible for Early Retirement on your Termination Date

For Cause	Forfeited

*	See paragraph 3 for rules regarding acceleration of vesting.

If the last day to exercise under the schedule described in the table above is a Non-Business Day, then you must exercise no later than the previous business day.

You are solely responsible for managing the exercise of your Option Award in order to avoid inadvertent expiration.

7. Transfer of your Option Right and Designation of Beneficiaries

Your Option Right represents a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, your Option Right may be exercised in accordance with the terms of the Award by any beneficiary you name in a beneficiary designation or, if you make no designation, by your estate.

8. Plan Terms

All capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. A copy of the Plan will be furnished upon request. “Cause” and “Good Reason” have the meanings set forth in your Employment Agreement.

9. Adjustment

In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

10. Amendment; Discretionary Nature of Plan

This Award Agreement is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Award Agreement may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Option Awards, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares underlying the Option Award granted, and vesting provisions.

11. Data Privacy

By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the Option Right and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

12. Governing Law

This Award Agreement will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered upon the exercise of the Option Right unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

13. Severability

The various provisions of this Award Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

14. Entire Agreement

This Award Agreement contains the entire understanding of the parties. This Award Agreement may not be modified or amended except in writing duly signed by the parties, except that we may adopt a modification or amendment to the Award Agreement that is not materially adverse to you. Any waiver or any right or failure to perform under this Award Agreement must be in writing signed by the party granting the waiver and will not be deemed a waiver of any subsequent failure to perform.

Sprint Nextel Corporation

By:	/s/ Sandra Price

/s/ Steve Elfman
Steven L. Elfman

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

Exhibit B

Restricted Stock Unit Award Agreement

Sign-on Award

Throughout this Award Agreement we sometimes refer to Sprint Nextel Corporation and its subsidiaries as “we” or “us.”

1. Award of Restricted Stock Units

The Human Capital and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Sprint Nextel granted you an Award of 129,032 Restricted Stock Units (RSUs) under the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the “Plan”) as of the Date of Grant. Subject to the restrictions and conditions of the Plan and this Award Agreement, each RSU represents the right for you to receive from us one share of Common Stock on the Vesting Date and gives you the right to dividend equivalents as described in paragraph 5 below. Your right to receive shares of Common Stock under the RSUs is a contractual right between you and us and does not give you a preferred claim to any particular assets or shares of Sprint Nextel.

2. Restriction Period

Your RSUs vest 100 percent on the second anniversary of the date of Grant, or on the date vesting is accelerated as described in paragraph 4 below (the “Vesting Date”), conditioned upon you continuously serving as our employee through that Vesting Date. RSUs that are subject to forfeiture on your termination of service as an employee are called “unvested RSUs,” and RSUs no longer subject to forfeiture or restrictions on transfer are called “vested RSUs.”

3. Forfeiture of RSUs

You will forfeit unvested RSUs if you terminate your service with us for any reason (unless vesting of your RSUs accelerates under paragraph 4).

4. Acceleration of Vesting; Continued Vesting during Separation Pay Period

Unvested RSUs may become vested RSUs before the time at which they would normally become vested — that is, the vesting of RSUs may accelerate. Accelerated vesting occurs under the three circumstances described below and you will receive the Common Stock underlying the number of RSUs in paragraph 1.

Event	Condition for acceleration	Effective date of acceleration
Death	If you die before your Termination Date.	Death

Disability	If you have a Separation from Service under circumstances that make you eligible for benefits under the company’s long-term disability plan.	Your Separation from Service (or after the Six-Month Payment Delay if you are a specified employee)

Termination by us without Cause or your Resignation for Good Reason	If you have a Separation from Service under circumstances that you receive severance benefits under Section 9(b) of your employment agreement	Your Separation from Service (or after the Six- Month Payment Delay if you are a specified employee)

Termination Date means your termination of employment, or if, after your involuntary termination you receive severance from us paid according to our payroll cycle (i.e., not in a lump sum), Termination Date means the last day of your severance pay period.

Separation from Service is defined in the Plan. Generally, it means the date of your termination of employment with us. To contrast the date of your Separation from Service from your Termination Date, if you are involuntarily terminated and receive severance pay from us, your Separation from Service would occur on the last day you actually worked for us and your Termination Date would occur on the last day of your severance pay period.

Six-Month Payment Delay is defined in the Plan to mean the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A of the Internal Revenue Code (the “Code”) that are paid upon Separation from Service. Specified employees, generally, are our 50 highest paid officers.

5. Dividend Equivalents

If cash dividends are paid on the Common Stock underlying your unvested RSUs, and you hold those RSUs on the dividend record date, you will accrue additional whole or fractional RSUs equal to the number of shares of Common Stock the dividend would buy at the market Value Per Share on the dividend payment date. These additional RSUs will vest and be subject to delivery at the same time, and have the same terms, as the original RSU award.

6. Delivery Date; Market Value Per Share

The Delivery Date is the date as of which we distribute the Common Stock underlying the RSUs to you. It is the Vesting Date, or the day after the Six-Month Payment Delay if that delay applies to your RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock underlying the RSUs, and any associated dividend equivalents in cash, as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date.

7. Transfer of your RSUs and Designation of Beneficiaries

Your RSUs represents a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

8. Plan Terms

All capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. A copy of the Plan will be furnished upon request. “Cause” and “Good Reason” have the meanings set forth in your Employment Agreement.

9. Adjustment

In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

10. Amendment; Discretionary Nature of Plan

This Award Agreement is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Award Agreement may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions

11. Data Privacy

By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

12. Governing Law

This Award Agreement will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

13. Severability

The various provisions of this Award Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

14. Taxes

You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock on vesting of RSUs. The Company is authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive the value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to FICA or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting FICA or Medicare tax from other income payable to you.

15. Entire Agreement

This Award Agreement contains the entire understanding of the parties. This Award Agreement may not be modified or amended except in writing duly signed by the parties, except that we may adopt a modification or amendment to the Award Agreement that is not materially adverse to you. Any waiver or any right or failure to perform under this Award Agreement must be in writing signed by the party granting the waiver and will not be deemed a waiver of any subsequent failure to perform.

Sprint Nextel Corporation

By:	/s/ Sandra Price

/s/ Steve Elfman
Steven L. Elfman

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933